FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        --------------------------------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 METRO-TEL CORP.
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             (Exact name of registrant as specified in its charter)

               DELAWARE                                         11-2014231
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(State of Incorporation or Organization)                     (I.R.S. Employer
                                                            Identification No.)


 290 N.E. 68TH STREET, MIAMI, FL                                    33138
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(Address of Principal Executive Offices)                         (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                   Name of each exchange on which
     to be so registered                   each class is to be registered
-----------------------------              ------------------------------

COMMON STOCK, $.025 PAR VALUE              AMERICAN STOCK EXCHANGE, INC.
                                           CHICAGO STOCK EXCHANGE INCORPORATED

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number        Not Applicable)
to which this form relates:                              ---------------
                                                         (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
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                                (Title of Class)


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The total authorized capital of the Company consists of 200,000 shares of Preferred Stock, $1.00 par value per share, and 15,000,000 shares of Common Stock, $.025 par value per share. This Registration Statement pertains to the listing of the Company's Common Stock on the American Stock Exchange, Inc. The Company's Common Stock has heretofore been registered under Section 12(b) of the Securities Exchange Act of 1934 in connection with the listing thereof on The Chicago Stock Exchange Incorporated, on which the Company's Common Stock will also remain listed.

PREFERRED STOCK

         No shares of Preferred Stock are presently issued or outstanding. The Board of Directors has the authority, without action by the stockholders, to create one or more series of Preferred Stock and to fix the designation, powers, preferences (including with respect to dividends and on liquidation), rights (including voting, dividend, conversion, sinking fund and redemption rights) and qualifications, limitations and restrictions of each series.

COMMON STOCK

         Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Subject to the rights of any series of Preferred Stock which may from time to time be outstanding, the holders of outstanding shares of Common Stock are entitled to receive all dividends declared by the Board of Directors out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of the holders of Preferred Stock, if any. Shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company.

EXHIBIT 2.    EXHIBITS

              Not Applicable.


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


                                   SIGNATURES


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       METRO-TEL CORP.


DATE: October 28, 1999                 By:   /s/ Michael S. Steiner
                                            -----------------------------------
                                                 Michael S. Steiner,
                                                 President


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